Exhibit 5
                 Opinion regarding legality (including consent)

                             RICHARDSON & PATEL LLP
                            10900 Wilshire Boulevard
                                    Suite 500
                          Los Angeles, California 90024
                            Telephone (310) 208-1182
                            Facsimile (310) 208-1154

                                   May 5, 2005

Usurf America, Inc.
390 Interlocken Crescent, Suite 900
Broomfield, Colorado 80021

                  Re:      Usurf America, Inc. 2005 Stock Plan

Ladies and Gentlemen:

      We have acted as counsel to Usurf America, Inc., a Nevada corporation (the "Company") in connection with the registration with the Securities and Exchange Commission on Form S-8 of shares of the Company's common stock, $.0001 par value (the "Shares"), which may be issued as awards in connection with the above-referenced plan (the "Plan"). In connection with that registration, we have reviewed the proceedings of the Board of Directors of the Company relating to the registration and proposed issuance of the Shares, the Articles of Incorporation of the Company and all amendments thereto, the Bylaws of the Company and all amendments thereto, and such other documents and matters as we have deemed necessary to the rendering of the following opinion.

      Based upon that review, it is our opinion that the Shares, when issued in conformance with the terms and conditions of the Plan, will be legally issued, fully paid, and nonassessable.

      We do not find it necessary for the purposes of this opinion to cover, and accordingly we express no opinion as to, the application of the securities or "blue sky" laws of the various states as to the issuance and sale of the Shares.

      We consent to the use of this opinion in the registration statement filed with the Securities and Exchange Commission in connection with the registration of the Shares.

                                       RICHARDSON & PATEL LLP